EXHIBIT B-5



            FORM OF PROPOSED OPERATING AGREEMENT



          OPERATING AGREEMENT, dated ____, 1999, between

WEST PENN POWER COMPANY, a Pennsylvania corporation

("Operating Company") and [Genco, LLC], a limited liability

company ("Owner").



                    W I T N E S S E T H:

1.   Station.


     The Owner and the Operating Company hereby provide for

the operation of [a electric generating station in______,

[Pennsylvania] [West Virginia], with ___ generating units,

each with a name plate capacity of approximately ___ kw

(net), (hereinafter called the "Station") to be leased by

the Operating Company for the duration of this Agreement

from the Owner.

2.   Operation and Maintenance.

     The Station will be operated and maintained by the

Operating Company under the supervision of a Vice President

of the Operating Company (the "Vice President").  The

Operating Company shall not be liable to the Owner for loss,

damage, or injury arising out of such operation or

maintenance unless caused by its gross negligence or willful misconduct.  The Operating Company shall keep or cause to be kept books of account and records containing details of the

items of cost applicable to the operation and maintenance of the Station.  Such books of account and records shall be

open to examination at any time by the Owner or its

representatives.  The Operating Company shall furnish the

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Owner with copies of such books of account and records as

they may request.

3.   Renewals, Replacements, Additions, and Retirements.

     Renewals and replacements necessary for the operation

of the Station shall be made as required in accordance with

good utility operating practice.  Other renewals and

replacements of, and any additions to, the Station may be

made only upon agreement of the Owner and the Operating

Company.  Retirements, sales, and other dispositions of

property shall be effected only in a manner consistent with

the Owner's and the Operating Company's mortgage indentures,

if any.  Renewals, replacements, additions and retirements

(and related dispositions and sales) shall be accomplished

by the Operating Company under the supervision of the Vice

President.

4.   Power and Energy.

     The Operating Company shall at all times during the

term of this Agreement have full ownership of and available

to it at the Station the generating capability of the

Station, and the energy associated therewith.

5.   Expenditures.

     All expenditures in respect of the Station shall be

accounted for in accordance with the Uniform System of

Accounts prescribed by the Federal Power Commission for

Public Utilities and Licensees (Class A and B Electric

Utilities) in effect on the date of this Agreement and as

may be amended from time to time.

     All expenditures for the operation, and maintenance of

the Station (including, without limitation, all expenditures for administration, labor, payroll taxes, employee benefits,

research and development, materials, supplies and services)

and all expenditures for renewals, replacements, additions,

and retirements related to the Station shall be for the

account of the Operating Company.

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     Interest charges on borrowed funds, income taxes, and

property, business and occupation and like taxes related to

the Station imposed upon the Operating Company shall be

borne entirely by such Operating Company; and such items, as well as depreciation and amortization and interest charged

during construction, shall not be deemed expenditures for

purposes of this Section.

6.   Arbitration.

     Any controversy relating to this Agreement shall be

settled by arbitration in accordance with the Rules of the

American Arbitration Association, and judgment upon an award rendered by the arbitrator may be entered in any court

having jurisdiction thereof.

7.   Term of Agreement.

     This Agreement shall continue in full force and effect

until January 2, 2000.  Termination of this Agreement shall

not terminate the provisions of Section 6.

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     IN WITNESS WHEREOF, each of the parties has caused this

Agreement to be duly executed.


                            WEST PENN POWER COMPANY



                            By_____________________________
          ___

                       Vice President





                            [GENCO, LLC]



                            By_____________________________
          ___

                       Vice President